Exhibit 99.1

PRESS RELEASE

For more information contact:	July 14, 2009
Lisa Free
(334) 676-5105

COLONIAL BANK TO SELL NEVADA BRANCHES

MONTGOMERY, Ala. – (NYSE: CNB) The Colonial BancGroup, Inc. and Colonial Bank, a wholly owned subsidiary of The Colonial BancGroup, Inc., announced today they have entered into an asset purchase agreement with Global Consumer Acquisition Corporation (GCAC) (NYSE: GHC) for the sale of 21 branch offices of Colonial Bank located in Nevada. Upon the closing of the transaction, GCAC is expected to acquire the branch network including approximately $492 million in deposits and approximately $440 million in loans, of which approximately $326 million were originated in the Nevada franchise. The deposit premium is $28 million or 9.33% based on a balance of $300 million of non-time deposits. If non-time deposits exceed $310 million the deposit premium will be increased by 9.33% of the amount that the non-time deposits exceed $310 million. If non-time deposits are less than $290 million the deposit premium will be decreased by 9.33% of the amount that the non-time deposits are less than $290 million. At June 30, 2009, the non-time deposits were approximately $305 million. As of June 30, 2009, approximately $565 million of loans and $399 million of time deposits that were originated in the Nevada franchise are expected to be retained by Colonial. For a full description of the transaction please refer to a copy of the asset purchase agreement included in a Colonial BancGroup, Inc. Form 8-K filed today with the SEC. The 8-K can be accessed through the Company’s website at www.colonialbank.com or at the SEC website at www.sec.gov.

Completion of this transaction is subject to approval by GCAC’s shareholders and various regulatory agencies. It is anticipated that the transaction will close in the third quarter of 2009.

GCAC and Colonial Bank have also executed a non-binding letter agreement expressing the parties’ good faith intention to identify additional loans satisfactory to GCAC so that the aggregate outstanding principal balance of all loans acquired by GCAC will be at least $450 million. As consideration for these additional loans, if any, GCAC would assume additional deposit liabilities with aggregate deposit balances of an amount equal to the outstanding principal balance of the additional loans.

About Colonial

Colonial Bank operates 354 branches in Florida, Alabama, Georgia, Nevada and Texas with over $26 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB and is located online at www.colonialbank.com. In some newspapers, the stock is listed as ColBgp.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” ,”could”, “outlook,” “potential”, “would” and “anticipates,” the negative of these terms and similar expressions, as they relate to The Colonial BancGroup, Inc. (BancGroup) (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements.

In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	losses in our loan portfolio are greater than estimated or expected;

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an inability to raise additional capital on terms and conditions that are satisfactory including the failure to close on BancGroup’s pending agreement with investors led by Taylor, Bean & Whitaker Mortgage Corp. (“TBW”);

•	imposition of regulatory conditions or requirements on either BancGroup or TBW that could make consummation of the transaction between BancGroup and TBW impracticable;

•	failure to receive final approval and actual funding from the U.S. Treasury Department’s Capital Purchase Program;

•	failure to comply with the recent regulatory order and additional regulatory measures that could be imposed as a result;

•	the impact of current economic conditions and the results of our operations on our ability to borrow additional funds to meet our liquidity needs;

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economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable or take longer to recover than expected;

•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied, projected returns on investments, and fair values of assets;

•	continued or sustained deterioration of market and economic conditions or business performance could increase the likelihood that we would have an additional goodwill impairment charge;

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry and from non-banks;

•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;

•	the inability of BancGroup to realize elements of its strategic and operating plans for 2009 and beyond, including a reduction of assets in order to improve capital ratios;

•	the anticipated cost savings and revenue enhancements from the Colonial 1st program may not be achieved in their entirety or accomplished within our expected time frame;

•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;

•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;

•	the impact of recent and future federal and state legislative and regulatory changes;

•	current or future litigation, regulatory investigations, proceedings, inquiries or directives;

•	strategies to manage interest rate risk may yield results other than those anticipated;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation (deflation);

•	unanticipated litigation or claims;

•	changes in the securities markets;

•	acts of terrorism or war; and

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details of the recently enacted Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the Homeowner Affordability and Stability Plan and various announced and unannounced programs implemented by the U.S. Treasury Department and bank regulators to address capital and liquidity concerns in the banking system, are still being finalized and may have a significant effect on the financial services industry and BancGroup.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.

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